EXHIBIT 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Leafly Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	3,521,999 (2)	$2.045	$7,202,487.96 (3)	$0.0000927	$667.67

Total Offering Amounts					$7,202,487.96		$667.67
Total Fee Offsets							$0
Net Fee Due							$667.67

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock of Leafly Holdings, Inc. (the “Registrant”) that may become issuable with respect to the securities identified in the above table as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Common Stock.

(2)    Consists of shares of Common Stock issued upon the exercise of stock options and issuable upon the exercise of stock options or vesting and settlement of restricted stock units covered by this registration statement, in each case under the Registrant’s 2018 Equity Incentive Plan and the 2021 Equity Incentive Plan, respectively.

(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(3) of the Securities Act. The proposed maximum offering price per share is estimated to be $2.045, based on the average of the high sales price ($2.10) and the low sales price ($1.99) for the Registrant’s Common Stock as reported by The Nasdaq Stock Market LLC on August 16, 2022.